Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated January 11, 2017, in this Registration Statement (Form S-6 No. 333-214672) of Smart Trust 289, comprising Smart Trust, Dorsey Wright International Momentum Trust, Series 6.

/s/ Grant Thornton LLP

Chicago, Illinois

January 11, 2017